Exhibit 99.1

Boot Barn Holdings, Inc. Announces Second Quarter Fiscal Year 2016 Financial Results

IRVINE, Calif.--(BUSINESS WIRE)--November 10, 2015--Boot Barn Holdings, Inc. (NYSE:BOOT) today announced its financial results for the fiscal quarter ended September 26, 2015.

Highlights for the quarter ended September 26, 2015, were as follows:

  Net sales increased 50% to $129.7 million;
  Consolidated same store sales increased 0.1%;
  Core Boot Barn same store sales, which include bootbarn.com and exclude Sheplers, increased 1.6%;
  Pro forma adjusted net income (1) was $1.2 million, or $0.04 per diluted share (GAAP net loss was $3.3 million, or $0.13 per share); and
  Acquired 25 stores and opened 6 new stores.

1) Pro forma adjusted net income is a non-GAAP measure. An explanation of the computation of this measure and a reconciliation to GAAP net income is included in the accompanying financial data. See also "Non-GAAP Financial Measures."

Jim Conroy, Chief Executive Officer, commented, “I am pleased with our execution in the quarter. We significantly grew our market share through a combination of the Sheplers acquisition, 25 new stores and growth in same stores sales. Additionally, despite facing a number of external headwinds in certain markets, the core Boot Barn business continued to grow as we achieved our 24th consecutive quarter of positive same store sales growth. Finally, the integration of the Sheplers business is on track with the back office systems fully converted and rebranding expected to be completed before Thanksgiving.”

Operating Results for the Second Quarter Ended September 26, 2015

  Net sales increased 50% to $129.7 million from $86.4 million in the second quarter of fiscal 2015. Net sales increased due to contributions from recently acquired Sheplers, 25 new stores opened between the beginning of the third quarter of fiscal 2015 and the end of the second quarter of fiscal 2016, and a 1.6% increase in same store sales at the core Boot Barn business, excluding Sheplers.
  The following table illustrates the second quarter same-store sales results compared to the guidance provided by on August 4, 2015:

Same Store Sales	Second Quarter Boot Barn Results	Second Quarter Boot Barn Guidance
Boot Barn, excluding Sheplers	+1.6%	low to mid-single-digit increase
Sheplers stores	-2.3%	mid-single-digit decline
Sheplers e-commerce business	-5.9%	high-single-digit decline
Sheplers business, including e-commerce	-4.0%	single-digit decline
Boot Barn consolidated	+0.1%	low-single-digit increase

  Adjusted gross profit was $38.4 million or 29.6% of net sales (on a GAAP basis, gross profit was $35.9 million or 27.7%) in the second quarter of fiscal year 2016, an increase of $10.6 million or 38.3% from gross profit of $27.8 million, or 32.1% of net sales in the prior-year period. Adjusted gross profit excludes acquisition-related integration costs, including an adjustment to normalize the impact of sales of Sheplers’ discontinued inventory, contract termination costs and the amortization of inventory fair value adjustment. Adjusted gross profit increased as a result of the addition of the Sheplers business and the opening of 25 new stores. The decline in gross profit rate was primarily driven by the addition of the lower margin Sheplers business and the result of increases in store occupancy costs and depreciation expense associated with the increase in new store openings compared to the prior-year period. Merchandise margin rate at Boot Barn, excluding Sheplers, decreased 50 basis points as a result of higher freight, shrink and clearance markdowns, partially offset by an increased markup resulting from higher private brand penetration.
  Adjusted income from operations was $5.8 million in the second quarter of fiscal year 2016, an increase of 24.6% compared to $4.6 million in the prior-year period. Adjusted income/loss from operations excludes acquisition-related expenses and integration costs, loss on disposal of assets, contract termination costs and the amortization of inventory fair value adjustment incurred in the second quarter of fiscal year 2016. Adjusted income from operations in the second quarter of fiscal year 2015 has also been adjusted to reflect costs that the Company estimates would have been incurred had the Company been a public company during that quarter in addition to $0.9 million of due diligence costs related to Sheplers. On a GAAP basis, loss from operations was $0.4 million in the second quarter of fiscal year 2016 and income from operations was $4.4 million in the prior-year period.
  During the second quarter, the Company acquired 25 Sheplers stores and closed five of these stores. The Company also opened six Boot Barn stores and closed one, ending the quarter with 201 stores in 29 states.
  Pro forma adjusted net income was $1.2 million, or $0.04 per diluted share compared to $2.0 million or $0.08 per diluted share in the prior-year period. On a GAAP basis, net loss was $3.3 million, or $0.13 per share. Net income was $0.9 million or $0.05 per diluted share in the prior-year period.

Operating Results for the Six Months Ended September 26, 2015

  Net sales increased 33.7% to $225.7 million from $168.9 million in the prior-year period. Net sales increased due to contributions from recently acquired Sheplers, 25 new stores opened between the beginning of the third quarter of fiscal 2015 and the end of the second quarter of fiscal 2016 and a 3.6% increase in same store sales at the core Boot Barn business.
  Adjusted gross profit was $69.2 million or 30.6% of net sales (on a GAAP basis, gross profit was $66.7 million or 29.5%) in the first six months of fiscal year 2016, an increase of $14.5 million, or 26.6% from gross profit of $54.6 million, or 32.4% of net sales in the prior-year period. Adjusted gross profit increased as a result of the addition of the Sheplers business and the opening of 25 new stores. The decline in gross profit rate was primarily driven by the addition of the lower margin Sheplers business and the result of increases in store occupancy costs and depreciation expense associated with the increase in new store openings compared to the prior-year period. Merchandise margin rate at Boot Barn, excluding Sheplers, increased 10 basis points.

  Adjusted income from operations was $11.5 million in the first six months of fiscal year 2016, an increase of 23.3% compared to $9.3 million in the prior-year period. On a GAAP basis, income from operations was $4.4 million in the first six months of fiscal year 2016 and $9.8 million in the prior-year period.
  The Company acquired 25 Sheplers stores, opened 13 Boot Barn stores, closed five Sheplers and one Boot Barn store, and ended the period with 201 stores in 29 states.
  Pro forma adjusted net income was $4.2 million, or $0.16 per diluted share compared to $3.9 million or $0.15 per diluted share in the prior-year period. On a GAAP basis, net loss was $1.1 million, or $0.04 per diluted share, compared to net income of $2.4 million or $0.05 per diluted share in the prior-year period.

A reconciliation of adjusted gross profit, adjusted income from operations, pro forma adjusted net income and pro forma adjusted net income per diluted share, each a non-GAAP financial measure, to their most directly comparable GAAP financial measures is included in the accompanying financial data. See also "Non-GAAP Financial Measures."

Balance Sheet Highlights as of September 26, 2015

  Cash: $7.5 million
  Total debt: $263.2 million
  Total liquidity (cash plus availability on $125 million revolving credit facility): $63.4 million

Fiscal Year 2016 Outlook

For the fiscal year ending March 26, 2016, including Sheplers, the Company now expects:

  To open 22 new stores, with 9 expected to open in the second half of the fiscal year.
  Consolidated same store sales growth of low single digits.
  Pro forma adjusted income from operations between $46.5 million and $48.5 million, compared to the Company’s prior outlook of $49.3 million and $51.5 million.
  Pro forma adjusted net income of $20.5 million to $21.7 million, compared to the Company’s prior outlook of $23.2 million to $24.5 million.
  Pro forma adjusted net income per diluted share of $0.76 to $0.80 based on 27.1 million weighted average diluted shares outstanding, compared to the Company’s prior outlook of $0.85 to $0.90 per diluted share.
  Capital expenditures of approximately $33.0 million, which includes $13.0 million related to Sheplers.

For the fiscal third quarter ending December 26, 2015, the Company expects:

  Same store sales growth for the Boot Barn business, excluding Sheplers, to be in the flat to low-single digits.
  Sheplers business to increase mid-single digits for the quarter.
  Total same store sales growth for Boot Barn, including Sheplers, to be in the low-single digits.
  Pro forma adjusted net income per diluted share of $0.47 to $0.49, based on 27.2 million weighted average diluted shares outstanding.

Our Fiscal 2016 outlook for pro forma adjusted income from operations and net income excludes merger and integration costs and other non-recurring expenses, including losses on the disposal of assets and contract termination costs, acquisition-related expenses, acquisition-related integration costs, amortization of inventory fair value adjustment, markdown of discontinued Sheplers inventory, and the write off of debt discount as part of the June 29, 2015 refinancing. See the table at the end of this press release that reconciles forecasted GAAP net income to forecasted pro forma adjusted net income.

Conference Call Information

A conference call to discuss the financial results for the second quarter of fiscal 2016 is scheduled for today, November 10, 2015, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available as a replay for 30 days, by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering the conference identification number: 13623470. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of more than 200 work and lifestyle brands. Boot Barn now operates 205 stores in 29 states, in addition to an e-commerce channel, including both www.bootbarn.com and www.sheplers.com. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Non-GAAP Financial Measures

The Company presents adjusted gross profit, adjusted income from operations, pro forma adjusted net income and pro forma adjusted net income per share to help the Company describe its operating and financial performance. These financial measures are non-GAAP financial measures and should not be construed in isolation or as an alternative to actual gross profit, actual income/(loss) from operations, actual net income/(loss) and actual diluted earnings/(loss) per share and other income or cash flow statement data (as presented in the Company’s consolidated financial statements in accordance with generally accepted accounting principles in the United States, or GAAP), or as a better indicator of operating performance or as a measure of liquidity. These non-GAAP financial measures, as defined by the Company, may not be comparable to similar non-GAAP financial measures presented by other companies. The Company’s management believes that these non-GAAP financial measures provide investors with transparency and help illustrate financial results by excluding items that may not be indicative of, or are unrelated to, the Company’s core operating results, thereby providing a better baseline for analyzing trends in the underlying business. See the table at the end of this press release for a reconciliation of adjusted gross profit to gross profit, adjusted income from operations to income/(loss) from operations, pro forma adjusted net income to net income/(loss), and pro forma adjusted net income per share to net income/(loss) per share.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. You can identify forward-looking statements by the fact that they generally include words such as "anticipate," "estimate," "expect," "project," "plan,“ "intend," "believe," “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: the failure to realize the anticipated synergies from the Sheplers acquisition and other risks of integration, declines in consumer spending or changes in consumer preferences and the Company’s ability to effectively execute on its growth strategy; to maintain and enhance its strong brand image; to compete effectively; to maintain good relationships with its key suppliers; and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Boot Barn Holdings, Inc. Consolidated Balance Sheets (In thousands, except per share data) (Unaudited)

	September 26,	March 28,
	2015	2015
Assets
Current assets:
Cash and cash equivalents	$7,458	$1,448
Accounts receivable	4,490	3,863
Inventories	177,977	129,312
Prepaid expenses and other current assets	17,007	10,656
Total current assets	206,932	145,279
Property and equipment, net	64,753	30,054
Goodwill	191,915	93,097
Intangible assets, net	66,196	57,131
Other assets	955	567
Total assets	$530,751	$326,128
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$69,018	$16,200
Accounts payable	60,678	44,636
Accrued expenses and other current liabilities	35,278	24,061
Current portion of notes payable	1,048	1,596
Total current liabilities	166,022	86,493
Deferred taxes	3,957	21,102
Long-term portion of notes payable	193,089	72,030
Capital lease obligation	8,494	15
Other liabilities	10,459	4,066
Total liabilities	382,021	183,706

Stockholders’ equity:
Common stock, $0.0001 par value; September 26, 2015 - 100,000 shares authorized, 26,313 shares issued and outstanding; March 28, 2015 - 100,000 shares authorized, 25,824 shares issued and outstanding	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	136,073	128,693
Retained earnings	12,654	13,726
Total stockholders’ equity	148,730	142,422
Total liabilities and stockholders’ equity	$530,751	$326,128

Boot Barn Holdings, Inc.

Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	September 26,	September 27,	September 26,	September 27,
	2015	2014	2015	2014
Net sales	$129,712	$86,384	$225,712	$168,881
Cost of goods sold	94,064	58,631	159,285	114,238
Amortization of inventory fair value adjustment	(225)	—	(225)	—
Total cost of goods sold	93,839	58,631	159,060	114,238
Gross profit	35,873	27,753	66,652	54,643
Operating expenses:
Selling, general and administrative expenses	36,284	23,371	61,337	44,868
Acquisition-related expenses	—	—	891	—
Total operating expenses	36,284	23,371	62,228	44,868
(Loss)/income from operations	(411)	4,382	4,424	9,775
Interest expense, net	5,003	2,821	5,794	5,578
Other income, net	—	7	—	25
(Loss)/income before income taxes	(5,414)	1,568	(1,370)	4,222
Income tax (benefit)/expense	(2,071)	624	(298)	1,865
Net (loss)/income	(3,343)	944	(1,072)	2,357
Net income attributed to non-controlling interest	—	—	—	4
Net (loss)/income attributed to Boot Barn Holdings, Inc.	$(3,343)	$944	$(1,072)	$2,353

(Loss)/earnings per share:
Basic shares	$(0.13)	$0.05	$(0.04)	$0.05
Diluted shares	$(0.13)	$0.05	$(0.04)	$0.05
Weighted average shares outstanding:
Basic shares	26,159	19,929	26,012	19,539
Diluted shares	26,159	20,552	26,012	20,121

Boot Barn Holdings, Inc. Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Twenty-Six Weeks Ended
	September 26,	September 27,
	2015	2014
Cash flows from operating activities
Net (loss)/income	$(1,072)	$2,357
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Depreciation	4,711	2,819
Stock-based compensation	1,382	920
Excess tax benefit	(3,574)	—
Amortization of intangible assets	1,218	1,313
Amortization and write-off of debt issuance fees and debt discount	1,709	371
Loss on disposal of property and equipment	234	86
Accretion of above market leases	37	(90)
Deferred taxes	(1,601)	381
Amortization of inventory fair value adjustment	(225)	—
Changes in operating assets and liabilities:
Accounts receivable	1,165	352
Inventories	(18,004)	(16,745)
Prepaid expenses and other current assets	1,599	(4,969)
Other assets	(1,610)	168
Accounts payable	2,811	5,992
Accrued expenses and other current liabilities	4,450	471
Other liabilities	2,388	49
Net cash used in operating activities	$(4,382)	$(6,525)
Cash flows from investing activities
Purchases of property and equipment	$(19,695)	$(4,597)
Acquisition of business, net of cash acquired	(146,541)	—
Net cash used in investing activities	$(166,236)	$(4,597)
Cash flows from financing activities
Line of credit - net	$52,818	23,232
Proceeds from loan borrowings	200,938	30,750
Repayments on debt and capital lease obligations	(76,639)	(615)
Debt issuance fees	(6,487)	(682)
Excess tax benefits from stock options	3,574	—
Proceeds from exercise of stock options	2,424	—
Dividends paid	—	(41,300)
Net cash provided by financing activities	$176,628	$11,385

Net increase in cash and cash equivalents	6,010	263
Cash and cash equivalents, beginning of period	1,448	1,118
Cash and cash equivalents, end of period	$7,458	$1,381

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$2,827	$2,152
Cash paid for interest	$3,957	$4,599
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$51	$439
Equipment acquired through capital lease	$—	$36

Boot Barn Holdings, Inc.
Supplemental Information - Consolidated Statements of Operations
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

The tables below reconcile the non-GAAP financial measures of adjusted gross profit, adjusted income from operations, pro forma adjusted net income, and pro forma adjusted diluted earnings per share, to the most directly comparable GAAP financial measures of gross profit, income from operations, net income, and diluted income per share. Pro forma adjusted net income and pro forma adjusted diluted income per share give effect to the reduction in our interest rate under our credit facility as a result of, and the repayment of a portion of our term loan with the proceeds of, our November 2014 initial public offering, as if it had occurred on March 31, 2014, the first day of our fiscal year 2014.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014

Reconciliation of GAAP gross profit to adjusted gross profit
Gross profit, as reported	$35,873	$27,753	$66,652	$54,643
Amortization of inventory fair value adjustment (a)	(225)	—	(225)	—
Acquisition-related integration costs (b)	2,331	—	2,331	—
Contract termination costs (c)	403	—	403	—
Adjusted gross profit	$38,382	$27,753	$69,161	$54,643

Reconciliation of GAAP (loss)/income from operations to adjusted income from operations
(Loss)/income from operations, as reported	$(411)	$4,382	$4,424	$9,775
Amortization of inventory fair value adjustment (a)	(225)	—	(225)	—
Acquisition-related expenses (d)	—	—	891	—
Acquisition-related integration costs (b)	5,368	—	5,368	—
Loss on disposal of assets and contract termination costs (c)	1,053	24	1,053	86
Secondary offering costs (e)	—	—	—	—
Estimated Public company costs (e)	—	(626)	—	(1,387)
Other due diligence expenses (f)	—	864	—	864
Adjusted income from operations	$5,785	$4,644	$11,511	$9,338

Reconciliation of GAAP net income attributed to Boot Barn Holdings, Inc. to pro forma adjusted net income attributed to Boot Barn Holdings, Inc.
Net (loss)/income attributed to Boot Barn Holdings, Inc., as reported	$(3,343)	$944	$(1,072)	$2,353
Amortization of inventory fair value adjustment (a)	(225)	—	(225)	—
Acquisition-related expenses (d)	—	—	891	—
Acquisition-related integration costs (b)	5,368	—	5,368	—
Loss on disposal of assets and contract termination costs (c)	1,053	24	1,053	86
Estimated Public company costs (e)	—	(626)	—	(1,387)
Other due diligence expenses (f)	—	864	—	864
Write-off of debt discount (g)	1,355	—	1,355	—
Interest expense, as reported	—	2,821	—	5,578
Pro forma interest expense (h)	—	(1,210)	—	(2,420)
(Benefit)/provision for income taxes, as reported	(2,071)	624	(298)	1,865
Pro forma adjusted provision for income taxes (i)	(930)	(1,429)	(2,871)	(3,065)
Pro forma adjusted net income attributed to Boot Barn Holdings, Inc.	$1,208	$2,012	$4,201	$3,874

Reconciliation of proforma adjusted net (loss)/income per diluted share to net income per diluted share
Net (loss)/income per share, diluted:
Net loss(income) per share, as reported	$(0.13)	$0.05	$(0.04)	$0.05
Adjustments	0.17	0.03	0.20	0.04
Net income per share paid to vested option holders (j)	—	—	—	0.06
Pro forma adjusted net income per share, diluted	$0.04	$0.08	$0.16	$0.15

Weighted average diluted shares outstanding, as reported	26,159	20,552	26,012	20,121
The effect of dilutive potential common shares due to reporting adjusted net income	951	—	1,030	—
Pro forma effect of shares issuances in IPO (k)	—	5,750	—	5,750
Pro forma adjusted diluted weighted average shares	27,110	26,302	27,042	25,871

(a)	Represents the amortization of purchase-accounting adjustments that decreased the value of inventory acquired to its fair value.
(b)	Represents certain store integration, remerchandising, inventory obsolescence and corporate consolidation costs incurred in connection with the integration of Sheplers, which we acquired in June 2015. Includes an adjustment to normalize the gross margin impact of sales of discontinued inventory from Sheplers, which was sold at a discount. The adjustment assumes such inventory was sold at Sheplers' normalized margin rate.
(c)	Represents loss on disposal of assets and contract termination costs from store closures and unused office and warehouse space.
(d)	Includes direct costs and fees related to the acquisition of Sheplers that was completed on June 29, 2015.
(e)	Reflects estimated incremental legal, accounting, insurance and other compliance costs in the first two quarters of fiscal year 2015 as if the Company had been a public company during such quarter. Actual public company costs incurred in fiscal 2016 are reflected in GAAP income.
(f)	Represents professional fees and expenses incurred in connection with a prior due diligence process of Sheplers.
(g)	Represents the write off of debt discounts and debt issuance costs associated with the previously extinguished Wells Fargo Credit Facility.
(h)	The net decrease in interest expense resulting from a reduction in our LIBOR floor and our pay down of principal balance on our term loan agreement with Golub Capital from the IPO proceeds, as if it had occurred on March 31, 2013.
(i)	The provision for income taxes uses an effective tax rate of 40.6% for the twenty-six week period ended September 26, 2015, compared to the Company's tax rate of 21.8% and applies it to the non-GAAP income before taxes. The Company's tax rate was impacted by expenses associated with the acquisition. Excluding these one-time events, the tax rate would have been 40.6%.
(j)	In April 2014, holders of vested stock options received a cash payment of $1.4 million, which the Company deducted from net income for purposes of the earnings per share calculation to determine the net income available to common shareholders. The Company has added this payment to the net income in order to calculate diluted earnings per share.
(k)	These shares represent shares issued at the time of the IPO and are shown as if they had been issued on March 31, 2013.

	FY 2016 Outlook
(in millions)	Low	High

Reconciliation of forecasted GAAP net income to forecasted pro forma adjusted net income
Net income guidance	$12.3	$13.5
Loss on disposal of assets and contract termination costs	1.8	1.8
Acquisition-related expenses	0.9	0.9
Acquisition-related integration and reorganization costs	6.0	6.0
Amortization of inventory fair value adjustment	(0.5)	(0.5)
Markdown of discontinued Sheplers' inventory	4.1	4.1
Write off of debt issuance costs	1.4	1.4
Provision for income taxes	8.4	9.3
Pro forma adjusted provision for income taxes	(13.9)	(14.8)
Forecasted pro forma adjusted net income attributed to Boot Barn Holdings, Inc.	$20.5	$21.7

Boot Barn Holdings, Inc.

Store Count

	Fiscal Year	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	March 29	June 28	September 27	December 27	March 28	June 27	September 26
	2014	2014	2014	2014	2015	2015	2015
Store Count (BOP)	117	152	155	158	166	169	176
Opened/Acquired	39	3	3	8	4	7	31
Closed Boot Barn Stores	(4)	-	-	-	(1)	-	(1)
Closed Sheplers Stores	-	-	-	-	-	-	(5)
Store Count (EOP)	152	155	158	166	169	176	201

CONTACT:
Investor:
ICR, Inc.
Anne Rakunas / Brendon Frey, 310-954-1113
BootBarnIR@icrinc.com
or
Media:
Boot Barn Media Relations
Jayme Maxwell, 949-453-4400 ext. 428
BootBarnIRMedia@bootbarn.com